Exhibit 10.17

Dear Tosha,

On behalf of Archer Aviation, Inc. (“the Company”), we are delighted to offer you a full time position within our organization. This letter will outline the terms of this offer:

Title	Chief People Officer
Start Date	Monday, June 14th, 2021
COVID Office Policy

Currently because of the COVID situation the Archer Bay Area offices are closed for anyone who does not need to be in the physical office. Pending the status of COVID vaccinations, the Archer management team does expect to re-open the office in 2021. Once the office is re-opened, there is an expectation for local employees to be back in the office following 30 days from reopening. Employees relocating to the San Francisco Bay Area are expected to be onsite within 90 days of reopening.

Salary

$350,000 annually, payable in semi-monthly installments (less customary payroll deductions), subject to periodic review and adjustment in the Company's discretion. The Company will make future adjustments in compensation plan structure, if any, in its sole and absolute discretion.

Relocation Salary Increase	Subject to your successful completion of your relocation with the Company to San Francisco Bay Area California, you will be eligible for a salary increase to $500,000.
Relocation One-Time Bonus

You will also be eligible for a one-time discretionary bonus of $75,000 (the "Relocation Bonus") upon the successful completion (to be determined in the Company's sole discretion) of your initial period of employment with the Company and move to San Francisco Bay Area California, payable on the regularly scheduled payroll date following 15 days of your start date. As always, your employment is at-will, and may be ended by the employee or the Company at any time. Should either party terminate employment, or give notice of same, before the 15-day Payroll Date, this one-time bonus shall be nullified.

Annual Performance Bonus

You will also be eligible for an annual performance based bonus up to $250,000 (the "Performance Bonus" at (50% of salary) payable on the regularly scheduled payroll date following year end. Note this bonus will be prorated based on your start date. As always, your employment is at-will, and may be ended by the employee or the Company at any time. Should either party terminate employment, or give notice of same, before the Payroll Date, this annual performance bonus shall be nullified.

Equity

Archer Aviation, Inc. ("Archer") has agreed to effect a business combination with Atlas Crest Investment Corp., pursuant to which Archer will merge with and into a subsidiary of Atlas (the "Merger"). After the Merger, it is expected that the newly combined company ("Atlas") will be listed on the NYSE under the new ticker symbol "ACHR."

Subject to the closing of the Merger, Archer will use its commercially reasonable efforts to cause Atlas to grant you a restricted stock unit award to acquire shares of Class A Common Stock of Atlas (the "Atlas Class A Common") having a target grant date value of $3,000,000 (but not more than 300,000 Atlas Class A Common Shares (the "Award")); provided, however, that the Award shall in all events be subject to, and conditioned upon, the following: (i) the approval of the Board of Directors of Atlas (the "Atlas Board"); (ii) the effectiveness of a registration statement covering the Award; (iii) the closing of the Merger; and (iv) your continued employment with Archer through the date of grant of the Award. The number of shares subject to the Award (and the method used to calculate the value of the Atlas Class A Common in connection therewith) shall be determined after the closing of the Merger in the sole discretion of the Atlas Board or a committee thereof (provided, that the number of Atlas Class A Common shares subject to the Award shall not exceed the maximum number of shares set forth above).

If the Award is granted, the vesting of the Award will be time-based as follows: The Award will vest at the rate of 33% of the total number of shares subject to the Award on the Quarterly Vest Date (expected to be set at February 15th, May 15th, August 15th and November 15th of each year (each, a "Quarterly Vest Date")) that occurs after the one-year anniversary of your employment start date with Archer, and an additional 1112th of the total number of shares on each Quarterly Vest Date thereafter. The Award will be subject to the terms and conditions set forth in Atlas's equity plan and its standard form of restricted stock unit agreement.

Please be aware that Archer makes no representation or guarantee about (a) whether or not the Merger will close (it may not); or (b) the future value of the Award or the Atlas Class A Common shares underlying the Award. If the Merger closes and the Award is granted, the value of the Atlas Class A Common shares subject to the Award

Archer Aviation Inc.

may increase in value, decrease in value, or stay the same as on the date the Award is granted.

If the Merger does not occur during a period of time determined by the Board of Directors of Archer (the "Archer Board") in its sole discretion, then Archer will instead grant you another form of equity compensation that the Archer Board determines, in its sole discretion, to be appropriate and comparable at such time.

Benefits

Healthcare

As a full-time employee, you are eligible to participate in the Company's group health insurance and other employee benefit plans and programs that are generally made available to our employees, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to amend, modify, or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice at its discretion. Healthcare will enroll at the start of every month (i.e. if you start on June 15th, you won't be enrolled into healthcare until July 1st).

401k As a full-time employee, you are eligible to participate in the Company's 401k benefit plan. The Company will match 50% of every dollar up to the maximum amount of employee contribution.

Learning & Development Policy

Archer believes that effective learning and development ("L&D") benefits the individual employee, as well as the company as a whole, to achieve our mission. Archer encourages our employees to enhance knowledge and skills in their respective fields, and recognizes that this may mean taking classes or attending seminars, conferences, and workshops. Archer offers a learning and development benefit of up to $2,000 per year for each employee.

Google Drive: Healthcare & 401k information can be found here.
Vacation Policy As a full-time exempt employee, you are eligible for unlimited paid time off (PTO). Requests must be approved by your manager.

Parental Leave

Once you have at least six (6) months of continuous service, you will be eligible for up to twelve (12) weeks of paid parental leave. The leave must be taken within the first twelve (12) months after the birth, adoption, or placement of the child(ren). You will continue to receive

Archer Aviation Inc.

100% of your base salary from Archer while out on Paid Parental Leave minus any applicable federal, state, and local taxes.
At-Will Employment and Termination

Employment at the Company is "at will." This means that you may resign from the Company at any time for any or no reason and the Company has the right to terminate this employment relationship with or without cause at any time. We request, however, that in the event of resignation, you give the Company at least two weeks' notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for a given length of time or term.

You further acknowledge that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.
Proprietary Information and Arbitration Agreement

Like all Company employees, you will be required to sign, as a condition of your employment with the Company, the Company's standard employee Proprietary Information and Arbitration Agreement (the "Proprietary Agreement"). We encourage you to read this document carefully, and to seek independent legal counsel if you have any questions about the meaning or scope of these requirements. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

Pre-Hire Checklist Agreement

You will be required to sign, as a condition of your employment with the Company, the Company's standard pre-hire checklist (the "Pre-hire Checklist Agreement"). We would like this signed at the time of your offer letter.

Confidentiality

The Company is offering you employment based on your personal skills and experience, and not due to your knowledge of any confidential, proprietary, or trade secret information of any prior employer. Should you accept this offer, we do not want you to make use of or disclose any such information or to retain or disclose any materials from a prior or current employer. In this regard, you should be extremely careful not to bring to the Company, even if inadvertently, any documents or other materials in tangible form belonging to or acquired from any prior employer. This includes electronic or hardcopy documents, such as (but not limited to) customer lists, sales reports, strategy documents, sales/marketing promotional materials, contracts, slide presentations, email correspondence, and training materials.

The nature of the work performed at the Company is strictly confidential. Ethical standards, legal requirements, and sound

Archer Aviation Inc.

business practice all require that the Company's employees never violate corporate issues of confidentiality. All business matters are property of the Company and its employees are expected to preserve and protect all confidential information of the Company. By executing this letter agreement below, you agree that during the course of your employment, and thereafter, you shall not use or disclose, in whole or in part, any of the Company's (or its clients') trade secrets or confidential and proprietary information to any person, firm, corporation, or other entity, for any reason or purpose whatsoever other than in the course of your employment with the Company, or with the prior written permission of the Company's founders. By executing this letter agreement below, you also represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

Miscellaneous

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by the Company's rules and standards, which may include signing an acknowledgment that you have read and that you understand the Company's rules of conduct.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

The validity, interpretation, construction, and performance of this letter agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

Archer Aviation Inc.

This letter agreement and the attached Confidentiality Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between them relating to the subject matter hereof, including but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.

This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Co-Founder or President of the Company and you.

Archer Aviation Inc.

We look forward to the possibility of you joining the Archer Aviation, Inc. team. If the above terms and conditions are acceptable to you, please sign below to signify your understanding and acceptance of these terms and to acknowledge that no one at the Company has made any other representation to you. We kindly ask that you respond to this offer by June 2nd, 2021. You should retain a copy for your records, and return the executed original to me. Please feel free to reach out should you have any questions in the interim.

Sincerely,

Brett Adcock & Adam Goldstein

[Signature Page Follows]

Archer Aviation Inc.

Adam Goldstein:

/s/ Adam Goldstein
Signature
Co-CEO
Title
05 / 28 / 2021
Date (MM/DD/YYYY)

Tosha Perkins:

/s/ Tosha Perkins
Signature
05 / 28 / 2021
Date (MM/DD/YYYY)

Archer Aviation Inc.